                                LICENSE AGREEMENT

         This Agreement, dated as of October 16, 1996, is by and between Misonix Incorporated, a New York corporation, with its principal place of business at 1838 New Highway, Farmingdale, New York 11735 ("Misonix"), and United States Surgical Corporation, a Delaware corporation, with its principal place of business at 150 Glover Avenue, Norwalk, Connecticut 06856 ("USSC").

         WHEREAS, Misonix designs and develops ultrasonic medical devices and desires to further develop its proprietary ultrasonic cutting, sealing and dissection technology (the "Technology"); and

         WHEREAS, USSC develops, manufactures, markets and sells medical products.

         NOW THEREFORE, in consideration of the mutual promises, covenants, undertakings and obligations set forth herein and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         ARTICLE 1 - DEFINITIONS

         1.1 For the purposes of this Agreement, the definitions set forth below shall be applicable.

         Affiliate - The term "Affiliate" means a corporation or other entity controlled by, controlling or under common control with another person, corporation or other entity. For the purpose of this Agreement, "control" means:
(i) the ownership, directly or indirectly, of 50% or more of the voting stock or analogous interest in a corporation or other entity, by another person, corporation or other entity; or (ii) the commonality of 50% or more of the directors on the Board of a corporation or other entity with the directors on the Board of another corporation or other entity; or (iii) the commonality of 50% or more of the directors on the Board of a corporation or other entity with the executive officers, or holders of 5% or more of any class of the outstanding capital stock, of another corporation or other entity; or (iv) the commonality of 50% or more of the partners (general or limited), principals, or other controlling parties of any entity, with the partners (general or limited), principals or other controlling parties of another entity; or (v) the existence of any other relationship between a corporation or entity and another person, corporation or other entity which results in effective managerial control by one over the other, regardless of the level of commonality of the number of directors, partners, principals or other controlling parties or whether such control is continuously exercised.

         Field - The term "Field" means all human and veterinary medical applications.

         Know-How - The term "Know-How" means any and all secret or confidential information, trade secrets, specifications, test results, analyses and data, inventions, methods, processes, formulae, mixtures, compositions, designs, techniques, applications, ideas or concepts, whether or not reduced to practice, relating directly or indirectly to the Products, including, but not limited to, technology that is or could be the subject matter of a foreign or domestic patent or patent application, whether or not reduced to writing in a patent application.

         Net Sales - (i) The term "Net Sales" means gross sales of the Products billed and shipped by USSC or its Subsidiaries, Affiliates, Sublicensees, or permitted assignees, less allowances and discounts actually allowed (other than advertising allowances, or fees or commissions to salesmen or sales representatives), returns, billed taxes and customs duties paid by USSC, freight and transit insurance, and shall not include samples or demonstration materials or any sale to USSC employees for any reason other than resale. The term "Net Sales" shall not include sales between the parties, sales by independent distributors, or sales between USSC and its Affiliates, Subsidiaries, Sublicensees or permitted assignees.

         (ii) For the purposes of this Section 1.1(e), the term "Products" shall also include Products sold in packages, trays, or other groups of items consisting of one or more Products and one or more non-Products (the "Package" or "Packages"). The Net Sales price of any Product sold in a Package shall bear the same ratio to the Net Sales price of the Package, as the individual retail list price of the Product bears to the sum of all individual retail list prices of every item in the Package if all of such items were sold separately.

         Patents and Trademarks - The term "Patents and Trademarks" means all patents, patent applications, registered trademarks and trademark applications identified on Schedule 1 hereto, all other foreign and domestic patents, patent applications, registered trademarks and trademark applications filed by or assigned in whole or in part to Misonix prior or subsequent to the date hereof and covering or relating to any Invention (defined below) having application to a Product, all foreign and domestic patents and registered trademarks issuing on any of the foregoing patent applications and trademark applications, and all continuations, continuations-in-part, divisions, reissues, reexaminations, additions, and renewals thereof.

         Products - The term "Product" or "Products" means any instrument, device or system usable in the Field (defined below) which involve or relate to the Technology and embody or utilize any or all of the following in which Misonix has or, during the term of this Agreement, acquires a proprietary interest: (i) the inventions, methods, processes, formulae, mixtures, and compositions disclosed and/or claimed in the Patents and Trademarks (defined below), and any invention, method, process, formula, mixture, or composition similar or related to, or designed for use with, any of the foregoing; (ii) every part, subassembly, component or accessory of, and addition or improvement to, any of the foregoing; (iii) Know-How (defined below); and (iv) all registered trademarks and trademark applications within Patents and Trademarks and all good will associated with such registered trademarks and trademark applications.


         Sublicensee - The term "Sublicensee" means any third party to whom USSC grants a sublicense to manufacture or sell the Products.

         Subsidiary - The term "Subsidiary" means any corporation, partnership or other entity, 50% or more of the outstanding shares of any class of stock, general partnership interest, or other equity of which is owned by USSC; and any operating division of USSC not separately incorporated or organized as an independent business entity.

         Trademarks - The term "Trademarks" means all registered trademarks and trademark applications within Patents and Trademarks.

         ARTICLE 2 - THE GRANT

         2.1 Misonix hereby grants to USSC, and USSC hereby accepts from Misonix, an exclusive worldwide right and license during the term of this Agreement (and for five (5) years after the Unilateral Termination Date in the event of a termination of this Agreement under Section 14.1(c) below), including the right to grant sublicenses, to evaluate, develop, test, conduct clinical trials, obtain governmental approvals, make, have made, use, practice, manufacture, have manufactured, sell, transfer or commercialize Products and to practice and use the Know-How and the Trademarks throughout the world (the "License").

         ARTICLE 3 - IMPROVEMENTS IN THE FIELD; PRODUCT MANUFACTURE

         3.1 If, during the term of this Agreement, Misonix conceives, develops or acquires any new invention, method, process, design, formula, mixture, composition, modification or improvement relating to a Product, or the use or manufacture thereof (collectively "Invention"), Misonix shall furnish full details thereof to USSC, including all conceptual, technical and design information, specifications, test results, analyses and data, prototypes, drawings, formulae, mixtures, compositions and any other useful information. Such inventions, methods, processes, formulae, mixtures, compositions, modifications and improvements shall be deemed, without any compensation being due thereby, included in the License except insofar as USSC, upon request by Misonix, agrees in writing to exclude from the License all or any portion of such inventions, methods, processes, formulae, mixtures, compositions, modifications or improvements.

         3.2 All Patents and Trademarks and all inventions, methods, processes, formulae, mixtures, compositions, delivery systems, modifications or improvements thereto referred to in Section 3.1 above, shall be the exclusive property of Misonix, subject to the License hereby granted.

         3.3 Misonix hereby covenants and agrees for as long as this Agreement shall be and remain in effect, that it shall not grant to any other or different person, or entity, any other right, option or license to evaluate, develop, test, conduct clinical trials, obtain governmental approvals, make, have made, use, practice, manufacture, have manufactured, sell, transfer or commercialize any Product, or any new inventions, methods, processes, formulae, mixtures, compositions, modifications or improvements thereon, or, to practice or use the Know-How or to use the Trademarks, anywhere in the world.

         3.4 The parties acknowledge that USSC has substantial expertise in the manufacture of surgical products. USSC shall have the right, in its discretion, to manufacture or have one or more third parties selected by it, in its discretion, to manufacture the Product. However, if during the term of this Agreement, USSC wishes to have a party other than USSC manufacture the Product, it shall notify Misonix in writing thereof and shall for a period of thirty (30) days thereafter negotiate with Misonix in good faith concerning a manufacturing agreement on terms and conditions mutually acceptable to both parties in their discretion.

         ARTICLE 4 - CONSIDERATION

         4.1 The total consideration to be paid by USSC for the license and other rights granted hereunder and the non-compete agreement pursuant to Article 8 shall be a license fee (the "License Fee"), milestone payments (the "Milestone Payments") and a periodic royalty (the "Royalty"), all calculated and payable in accordance with this Article 4.

         4.2 The License Fee shall be in the amount of Two Hundred and Seventy Five Thousand Dollars ($275,000) and shall be payable with execution and delivery of this Agreement.

         4.3 The Milestone Payments shall be as follows:

         (a) One Hundred Thousand Dollars ($100,000) payable within three (3) business days of USSC's completion of the first full production units of both the hook probe and the damping/sealing probe (the "First Generation"), but no less than fifty percent (50%) of such amount on the date which is one year from the date hereof;

         (b) One Hundred Thousand Dollars ($100,000) if USSC completes the first full production units of the First Generation on or before March 1, 1997; and

         (c) One Hundred Thousand Dollars ($100,000) payable within three

(3) business days of (i) receipt by USSC of FDA Approval to market the Product or (ii) approval of USSC's application to market the Product in any country in the world.

         4.4      The Royalty shall be as follows:

         (a) an amount equal to five percent (5%) of Net Sales of a Product occurring during the term of this Agreement; and

         (b)


         (i) if USSC terminates this Agreement under Section 14.1(c) and on such termination date (the "Unilateral Termination Date") neither Misonix nor any Affiliate of Misonix owns or has exclusive license rights to a issued patent covering the Product, which patent is unexpired and has not been held invalid by a court of competent jurisdiction from which no appeal can be taken, an amount equal to five percent (5%) of Net Sales of a Product for a period of five (5) years after the Unilateral Termination Date, provided, and for so long as, in either case, USSC has the License; or

         (ii) if USSC terminates this Agreement under Section 14.1(c) and on the Unilateral Termination Date either Misonix or any Affiliate of Misonix owns or has exclusive license rights to a issued patent covering the Product, which patent is unexpired and has not been held invalid by a court of competent jurisdiction from which no appeal can be taken, an amount equal to five percent (5%) of Net Sales of a Product for the Unilateral Termination Patent Protected Period (defined below), provided and for so long as, in either case, USSC has the License. For purposes of the immediately preceding sentence the "Unilateral Termination Patent Protected Period" shall mean the number of years following the Unilateral Termination Date which shall be equal to (x) five years, minus
(y) the longest number of years, not to exceed five years, which remain on the life of a patent which (aa) as of the Unilateral Termination Date either Misonix or any Affiliate of Misonix owns or under which either Misonix or any Affiliate of Misonix has exclusive license rights, and (bb) which patent covers the Product. The Unilateral Termination Patent Protected Period and USSC's rights granted by Misonix under this Agreement to sell Products shall in no event extend longer than five (5) years from the Unilateral Termination Date.

         4.5 The Royalty shall accrue as and when a sale subject to a royalty is recorded by USSC in accordance with Section 1.1(e), and shall be paid to Misonix quarterly on or before forty-five (45) days after each calendar quarter during which a sale is recorded.

         ARTICLE 5 - PAYMENT, REPORTING AND RECORDS

         5.1 USSC agrees to deliver quarterly written reports to Misonix for each three (3) month period ending on the last day of the months of March, June, September, and December of each year, within forty-five (45) days after the end of each such period. The report shall set forth the number of Products sold by USSC, its Subsidiaries, Affiliates, Sublicensees and permitted assignees during the immediately preceding calendar quarter, Net Sales applicable to all such Products, and the amount of License Fees and Royalties (and including any catchup adjustments) then payable to Misonix. AR information contained in such quarterly reports shall be treated as USSC's Confidential Information (defined below) subject to Article 6.

         5.2 Simultaneously with the submission of each report, USSC shall pay to Misonix by check or bank transfer the full amount of License Fees and Royalties due to Misonix for the report period under the terms of this

Agreement. USSC shall maintain records in sufficient detail and, upon reasonable notice, allow any independent certified public accounting firm of nationally recognized standing, appointed by Misonix, and reasonably acceptable to USSC, to examine its consolidated books and records, and the books and records of its Sublicensees and permitted assignees pertaining to the Products. Such examinations shall occur on or after February 15 of any calendar year (or, if Misonix appoints for purposes of such examination the accounting firm employed by USSC to conduct its regular annual audit, prior to February 15,) only during business hours, and not more than once a year, and shall be solely for the purpose of verifying the calculation of License Fees and Royalties due under this Agreement. A final such examination may occur once during the year immediately succeeding termination of this Agreement. In the event Misonix appoints for the purpose of examining USSC's consolidated books and records the accounting firm employed by USSC to conduct its regular annual audit, and if the examination provided for herein is performed at substantially the same time as such regular annual audit, the fees and expenses of the accounting firm performing the examination shall be borne by USSC. In any other event, the fees and expenses of the accounting firm performing the examination shall be borne by Misonix. Unless written objection is made by Misonix and delivered to USSC within thirty (30) days after completion of such examinations, the calculation of License Fees and Royalties paid by USSC prior to the date of such examination shall be final and binding on the parties, except insofar as adjusted or corrected as a result of USSC's regular annual audit. It is understood that USSC shall not be required to furnish or permit the examination of the identities, at any time, of customers or prices or other information as to specific sales. Any information provided to Misonix or its accountants pursuant hereto shall be treated as USSC's Confidential Information subject to Article 6.


         ARTICLE 6 - PROPRIETARY INFORMATION

         6.1 USSC hereby represents and warrants that it will not, directly or indirectly, disclose, either during or for three (3) years subsequent to the term of this Agreement, any Confidential Information of Misonix to any other person or entity, except to its attorneys and accountants as may be required in connection with this Agreement who have been or will be instructed to maintain its confidentiality and to third parties who shall execute binding written agreements requiring such third parties not to disclose Confidential Information disclosed to them by USSC. Notwithstanding the foregoing, USSC shall have the right to use Confidential Information of Misonix without obtaining such written agreements in connection with any regulatory and patent filings involving or relating to matters covered by this Agreement.

         6.2 Misonix hereby agrees that it will not, directly or indirectly, disclose during or for three (3) years subsequent to the term of this Agreement,

any Confidential Information of USSC, to any other person or entity, except to the Misonix's attorneys and accountants as may be required in connection with this Agreement who have been and will be instructed to maintain its confidentiality and, to the extent necessary in the reasonable opinion of Misonix's counsel, to be publicly disclosed and/or included in any filings required under applicable securities laws involving or relating to matters covered by this Agreement, provided, that in any such event, Misonix shall advise USSC thereof as far in advance as is reasonably possible under the circumstances to permit USSC to comment thereon and to take any action which it may deem appropriate to limit the scope and extent of such disclosure.

         6.3 It is not intended by this Article 6 that USSC or Misonix shall be required to obtain specific written commitments in relation to this Agreement from materials and/or component suppliers where only specifications are disclosed to said materials and/or component suppliers by USSC or Misonix.

         6.4 For purposes of this Agreement, "Confidential Information" shall mean verbal and written disclosures from Misonix, on the one hand, or USSC, on the other hand, (the "Discloser") to the other party (the "Disclosee"), which concern the Discloser including, without limitation, information which concerns the Discloser's business, operations, products or research and development efforts, or which concern the Products or Know-How, but shall not include information which: (a) at the time of disclosure is published or otherwise becomes a part of the public domain through no fault of Disclosee (but only after, and only to the extent that, it is published or otherwise becomes a part of the public domain); (b) Disclosee can show was known to it at the time of disclosure, free of restriction; (c) has been or hereafter is disclosed to Disclosee without any obligation of confidentiality by a third party who is in lawful possession of such information and has the right to disclose it to Disclosee; (d) has been or hereafter is disclosed by Discloser to a third party free of any obligations of confidentiality; (e) is independently developed by Disclosee; or (f) is disclosed by Disclosee pursuant to the order or requirement of a court, administrative agency or other governmental body, provided that the Disclosee promptly informs the Discloser of its intent to make such disclosure, takes all reasonable steps to limit such disclosure and does not inhibit the Discloser in taking whatever lawful steps the Discloser considers necessary to attempt to preserve the confidentiality of such information. Disclosures made to Disclosee by Discloser which are specific shall not be deemed to be within the foregoing exceptions merely because they are embraced by general disclosures in the public domain or in the possession of Disclosee. The existence, terms and conditions of this Agreement shall be deemed Confidential Information of the parties to this Agreement.

         6.5 The parties hereby acknowledge and agree that any breach of this
Article 6 by Misonix, on the one hand, or USSC, on the other hand, would likely cause irreparable injury to the other party and that such other party's remedy at law for any such breach would be inadequate. Accordingly, the parties agree that, in addition to any other remedies provided for herein or otherwise available at law, temporary and permanent injunctive relief and other equitable relief may be granted in any action, suit or proceeding which may be brought by either party to enforce the provisions of this Article 6 without the necessity of proof of actual damage. Each party agrees promptly to seek temporary and permanent injunctive relief against any of its directors, officers, employees or consultants who breach the aforesaid obligations with respect to any matter relating to this Agreement.

         6.6 The provisions of this Article 6 shall survive termination of this Agreement for three (3) years.

         ARTICLE 7 - INVENTIONS

         7.1 All patentable and unpatentable inventions, discoveries and ideas ("Inventions") relating to Products which are made or conceived solely by employees of USSC or other persons or entities or retained by USSC during the term of this Agreement shall be the property of USSC. All Inventions which are made or conceived solely by Misonix or by other persons or entities retained by Misonix shall be the property of Misonix, but subject to USSC's rights set forth in this Agreement. All Inventions which are made or conceived by Misonix (and/or other persons or entities retained by Misonix), on the one hand, and USSC (and/or other persons or entities retained by USSC), on the other hand, shall be owned jointly by Misonix and USSC, but subject to USSC's rights set forth in this Agreement.

         ARTICLE 8 - NON-COMPETE

         8.1 Misonix agrees that during the term of this Agreement, except as expressly permitted by this Agreement, it shall not, directly or indirectly, develop, manufacture, or sell any Product, or similar or related instrument, device or system, or Know-How to any third person or entity, or to consult with or provide technical assistance or advice to any third person or entity with respect to the design, development, manufacture or sale of any Product or similar instrument, device, or system without USSC's prior written consent in USSC's sole and absolute discretion. The foregoing shall not be construed to prohibit Misonix from engaging in its own development of Products and Know How, subject to the rights of USSC with respect thereto as set forth in this Agreement. In addition, Misonix shall have the right to continue its undertaking with Medical Device Alliance, Inc. ("MDA") in connection with the development of devices used in ultrasonic soft tissue aspiration and related endeavors provided it does not involve the Technology or violate Article 6 above.

         8.2 The parties acknowledge and agree that any breach of this Article 8 by Misonix would likely cause irreparable injury to USSC and that USSC's remedy at law for any such breach would be inadequate. Accordingly, the parties agree that, in addition to any other remedies provided for herein or otherwise available at law, temporary and permanent injunctive relief and other equitable relief may be granted in any action, suit or proceeding which may be brought by

USSC to enforce any provision of this Article 8 without the necessity of proof of actual damage.

         ARTICLE 9 - INDEMNIFICATION


         9.1 Subject to the fulfillment by Misonix of its obligations pursuant to Section 9.2 below, USSC agrees to defend, indemnify and hold harmless Misonix and each of Misonix's directors, officers, employees, agents, and representatives, from and against any claims, demands, judgments, executions, awards, or damages, including reasonable attorney's fees and expenses incurred by USSC in defending the same, constituting a product liability action or other action, suit or proceeding arising as a result of the design, manufacture, use or sale of a Product by USSC, its Subsidiaries, Affiliates, Sublicensees or permitted assigns. In furtherance of the foregoing, USSC shall include Misonix as a covered person on USSC's product liability insurance in an amount of at least $5,000,000, with waiver of subrogation. In satisfaction of the foregoing indemnification and hold harmless agreement, USSC may pay directly to the claimant or plaintiff in any such claim, action, suit or proceeding, the amount of any award, judgment, settlement or recover, or execution rendered thereon, and may pay to Misonix and Misonix's directors, officers, employees, agents, and representatives, any other damages or reasonable expenses sustained by them in defending any such claim, action, suit or proceeding. USSC shall have the right to conduct the legal defense, or to enter into any settlement agreement, as it, in its sole discretion, deems appropriate. Misonix may participate in such action, suit or proceeding through its own attorneys at their sole cost and expense.

         9.2 In the event that any claim is asserted against Misonix or Misonix's directors, officers, employees, agents or representatives, or such person is made a defendant in any action, suit or proceeding involving a matter which is the subject of USSC's indemnification and hold harmless agreement as set forth above, then within ten (10) days of such person's receipt of notice of such event and within seven (7) days of receipt of a complaint or other formal pleading regarding such event, such persons shall give written notice of such claim, action, suit or proceeding to USSC, and USSC shall be given an opportunity to assume the defense and control any settlement on behalf of such persons. Misonix shall provide their full cooperation to USSC in connection with the defense of such claim, action, suit or proceeding.

         9.3 Misonix shall provide indemnifications to USSC with respect to product liability (on any legal theory) actions, suits and proceedings to the same extent as set forth above in this Article 9 for Products which Misonix may, in Misonix's discretion, sell or transfer to USSC. For purposes of this Section 9.3, Misonix's collection of royalties hereunder shall not be deemed to constitute the sale or transfer of Products.

         9.4 The provisions of this Article 9 shall survive termination of this

Agreement.

         ARTICLE 10 - FDA INTERACTION

         10.1 Interaction with the regulatory agencies in any country including, but not limited to, the U.S. Food and Drug Administration (collectively, "FDA") concerning the Products shall be conducted by USSC, and for purposes of any filings with the FDA concerning the Products USSC shall be the official company sponsor. In the event of a dispute between USSC and Misonix concerning any matter relating to interaction with the FDA, USSC shall have final authority to act as USSC, in its sole discretion, deems appropriate with respect to the matter in dispute.

         10.2 During this term of this Agreement, Misonix shall, at USSC's request, assist USSC during FDA interaction concerning the Products; provided that USSC shall reimburse Misonix for all out-of-pocket expenses, other than attorneys fees, incurred by Misonix in providing such assistance.

         10.3 Notwithstanding any provision of this Agreement to the contrary, USSC shall not be obligated to, and shall have no liability to Misonix for failure to evaluate, develop, test, conduct clinical trials, make, have made, use, practice, manufacture or have manufactured any Product or practice or use the Know How or for failure to seek or pursue any FDA or other regulatory approvals. USSC shall have the unqualified right, at any time to cease or suspend all marketing efforts and all efforts to obtain FDA or other regulatory approvals. Nothing herein shall prevent USSC from setting its own prices for Products or determining USSC's marketing policies and practices in its sole discretion.

         ARTICLE 11 - PATENT AND TRADEMARK PROSECUTION AND INFRINGEMENT

         11.1 Upon or prior to the date of this Agreement, Misonix shall deliver to USSC copies of all Patents and Trademarks in its possession or control and all related documents and correspondence in its possession or control to the extent not delivered by the date of this Agreement. During the term of this Agreement and subject to Section 11.3, USSC shall, at its own expense, use reasonable efforts to obtain and maintain patents and trademark registration based on the Patents and Trademarks in the United States. USSC shall also assume prosecution and all future costs incurred and due during the term of this Agreement in connection with the Patents and Trademarks filed prior to the date hereof set forth in Schedule 1. Misonix agrees to fully cooperate with USSC in the preparation, filing and prosecution of all applications for letters patent and trademark registrations which USSC may in its sole discretion file and prosecute in the United States and foreign countries in accordance with this
Section 11.1, and in the prosecution of the Patents and Trademarks, and, in connection with such applications and the Patents and Trademarks, Misonix further agrees to execute and deliver all documents which USSC may deem necessary or desirable.

         11.2 Misonix, on the one hand, and USSC, on the other hand, shall promptly give written notice to the other of any apparent infringement discovered by it with respect to any patent or trademark issuing from the Patents and Trademarks. Such notice shall set forth the facts of the apparent infringement in reasonable detail. USSC shall have the right to bring or settle, in USSC's sole discretion, any action, suit or proceeding with respect to such apparent infringement at its own expense and for its own benefit; provided, however, that after recovery by USSC of its litigation costs, including reasonable outside attorneys fees, USSC shall pay to Misonix at the Royalty rate set forth in Article 4 from the amount actually received by USSC in connection with the settlement or a judgment in such litigation. In such event, Misonix agrees to cooperate with USSC and to join in such action, suit or proceeding as a party plaintiff if requested to do so by USSC and to give USSC all needed information, assistance and authority to file and prosecute such suit; provided that USSC shall reimburse Misonix for all out-of-pocket expenses incurred by it in providing such assistance, other than attorneys' fees and expenses, incurred by Misonix.

         11.3 If USSC or Misonix receives notice of a claim, action, suit or proceeding by a third party alleging infringement of such third party's rights in connection with the manufacture, use or sale of a Product by USSC, its Affiliates, Subsidiaries, Sublicensees or permitted assignees, USSC shall have the right to conduct the legal defense, and to enter into any disposition with respect thereto, as USSC in its sole discretion deems desirable. Misonix shall fully cooperate with USSC in its defense of such infringement claim, provided that USSC shall reimburse Misonix for all out-of-pocket expenses, other than attorneys' fees and expenses, incurred by it in providing such cooperation.

         11.4 Subject to the fulfillment by Misonix of its obligations pursuant to Section 11.6 below, USSC shall defend Misonix against a third party infringement claim which results from the manufacture, use or sale of a Product by USSC, its Affiliates, Subsidiaries, Sublicensees or permitted assignees, and indemnify Misonix against the cost of such defense undertaken by USSC, including reasonable attorneys' fees and court costs, and damages awarded or amounts paid in settlement in any such action. However, notwithstanding the foregoing, if Misonix had actual knowledge on or prior to the date of the Development and

Option Agreement of a claim by a third party for infringement, USSC shall have no obligation to defend or indemnify Misonix. USSC shall at all times keep Misonix apprised of the status of any such claim, action, suit or proceeding and allow Misonix to participate in all major decisions regarding the conduct of such litigation including without limitation any decision to settle or pursue the case to trial, provided, however, that USSC shall retain exclusive authority to make all decisions regarding the conduct of such litigation or the negotiation and consummation of any settlement.




         11.5 The cost of USSC's defense of any claim referred to in Section
11.4 above, and any damages awarded or any amount paid in settlement or other disposition of such claim, shall be set off against and, thereby, reduce, as set forth in this Section 11.5, fifty percent (50%) the outstanding and future Royalties due from USSC to Misonix.

         (a) Except with respect to circumstances set forth in Section 11.5(b) during the pendency of any such claim, action, suit or proceeding, USSC shall have the right to deposit with a bank escrow agent the payments then due and thereafter becoming due under the terms of this Agreement. USSC shall instruct such escrow agent to deposit such payments in an interest-bearing account and t release the same to the third party(s), if any, awarded damages in such action, sui or proceeding pursuant to such award of damages, or to the third party(s), if any, with whom USSC settles pursuant to this Section 11.5(a), to the extent required by the terms of such settlement, and pay USSC's legal costs and expenses as and when billed to USSC in connection with any such claim, action, suit or proceeding and the balance, ff any, of the principal and interest to Misonix after final determination of and any reduction for all of the foregoing. Such future Royalties share be subject to escrow in accordance with this Section 11.5(a).

         (b) Notwithstanding Section 11.5(a) above, in the event that Misonix commits or has committed any fraud upon USSC in connection with this Agreement or misrepresentation or breach of warranty of any matter which is the subject of any of Misonix's representations and warranties contained herein, in addition to all other remedies available to it at law or in equity, USSC shall have the right upon the receipt of any claim or the commencement of any action, suit or proceeding, by either party hereto or any third party, relating to or arising out of such fraud or misrepresentation or breach of warranty, deposit then due and thereafter becoming due under the terms of this Agreement. USSC shall instruct such escrow agent to deposit such payment in an interest-bearing account and to release the same to the third party(s), if any, awarded damages in such action, suit or proceeding pursuant to such award of damages or to the third party(s), if any, with whom USSC settles pursuant to this Section 11.5(b), to the extent required by the terms of such settlement, and to pay USSC's legal costs and expenses as and when billed to USSC in connection with any such claim, action, suit or proceeding and the balance, if any, of the principal and interest to Misonix after final determination if and any reduction for all of the foregoing, the liability of Misonix and the Principals for such award, amounts paid in settlement and USSC's legal costs and expenses shall be up to the entire amount in escrow pursuant to this Section 11.5(b), plus all future Royalties payable by USSC under this Agreement. Such future Royalties shall be subject to escrow in accordance with this Section 11.5(b). Notwithstanding the foregoing, the parties agree that any such withholding of payments shall not limit the liability of Misonix for damages in the event of any fraud, misrepresentation or breach of warranty specified in this Section 11.5(b) or in the event of any other breach of this Agreement by any of them, and shall not affect any right or license granted to USSC hereunder or any other provisions of this Agreement or any party's available remedies.


         11.6 In the event that any claim is asserted against Misonix or USSC, or any of their respective officers, directors, employees, agents or representatives, or such person is made a party defendant in any action or proceeding involving a matter which is the subject of USSC's indemnification and hold harmless agreement as set forth above, or Misonix becomes the subject of a claim of infringement against USSC, its Subsidiaries, Affiliates, Sublicensees or permitted assignees as a result of their manufacture, use or sale of a Product, then within 10 days of receipt by any Misonix or by USSC of notice of any such event, and within 7 days of such party's receipt of a written complaint or other formal pleading regarding any such event, such party shall give the other party hereto written notice of such claim, action, suit, proceeding, patent or patent application.

         ARTICLE 12 - RIGHT OF FIRST REFUSAL

         12.1 Misonix hereby grants to USSC, and USSC hereby accepts, the right of first refusal set forth herein. In accordance with such right of first refusal, Misonix hereby agrees that, during the term of this Agreement and except pursuant to this Article 12, it shall not, directly or indirectly, transfer, by sale, license or otherwise, to any third person or entity, a) any interest in any of the Patents and Trademarks, a Product or the Know-How. No such sale, license or other transfer shall be made without the prior written consent of USSC, which may be withheld in its sole and absolute discretion. Prior to offering or responding to an offer for such sale, license or other transfer, Misonix hall have complied with all of their respective obligations under this Agreement to be complied with prior to such offer or response. Prior to any sale, license or other transfer, Misonix shall obtain a bona fide written offer (the "Outside Offer") from such third party describing the subject of such sale, licensee or other transfer, the interest to be sold, licensed or otherwise transferred, and a stated cash consideration at which the third party offers to acquire, and Misonix desires to sell, license or otherwise transfer, said interest. After obtaining the Outside Offer, Misonix shall promptly, and before accepting the Outside Offer, deliver to USSC an offer, irrevocable for forty five (45) days from its receipt, to sell, license or otherwise transfer to USSC the interest which is the subject of the Outside Offer for the cash consideration and upon all other terms and conditions stated in the Outside Offer. A copy of the Outside Offer shall accompany the offer to USSC. If USSC accepts such offer within said forty five (45) days, Misonix shall transfer the relevant interest to USSC pursuant to the terms and conditions of such offer. Otherwise, subject to the confidentiality and non-compete provisions of Articles 6 and 10, Misonix may transfer such interest to the third party who made the Outside Offer in accordance with its terms and conditions during the sixty (60) days immediately following expiration of the aforesaid forty-five (45) day period. Notwithstanding the foregoing, nothing herein contained shall be construed to limit the right of Misonix (or to give USSC any rights with respect to any sale of shares of capital stock of Misonix or the merger or combination of Misonix with or into any other firm, corporation or entity, but the rights of USSC set forth in this Agreement shall survive any such sale, merger or combination. Notwithstanding, Misonix shall not have the right, and nothing in this Section 12.1 or anything else in this Agreement shall be construed to authorize Misonix to sell, license or otherwise transfer any of the license or other rights granted to USSC under this Agreement.

         12.2 The parties acknowledge and agree that any breach of this Article 12 by Misonix would likely cause irreparable injury to USSC and that USSC's remedy at law for any such breach would be inadequate. Accordingly, the parties agree that in addition to any other remedies provided for herein or otherwise available at law, temporary and permanent injunctive relief and other equitable relief may be granted in any action, suit or proceeding which may be brought by USSC to enforce any provision of this Article 12 without the necessity of proof of actual damages.

         ARTICLE 12A - DEVELOPMENT FUNDING

         12A.1 Subject to the terms of this Section 12A.1, development funding for Products which USSC. may in its sole discretion desire to have developed by Misonix hereunder ("Development Funding") shall be at the cost of USSC. Prior to Misonix incurring any Development Funding costs or expenses, Misonix shall notify USSC in writing of the proposed project and proposed expenditures in reasonable detail and USSC shall have a period of ten business days within which to approve or reject the same, in writing, in USSC's sole discretion. If such proposed expenditures are approved by USSC, the acceptance by USSC shall be accompanied by a check to Misonix in the approved amount of the agreed upon Development Funding. If such proposed expenditures are rejected, such rejection shall be reasonably detailed. Misonix shall maintain books and records concerning Development Funding during the term of this Agreement and for five
(5) years thereafter. USSC and its representatives shall have the right to review such books and records during normal business hours upon prior notice. Nothing hereinabove in this Section 12A.1 commits USSC to any Development Funding or prohibit or limitt USSC from engaging in development of Products by itself or with any third party at the cost of USSC.

         12A.2 The provisions of this Article 12A shall survive termination of this Agreement.

         ARTICLE 13 - REPRESENTATIONS AND WARRANTIES

         13.1 Each of the parties hereby represents and warrants that (a) it has full right, power and authority to enter into and by bound by the terms and conditions of this Agreement, to transfer the rights and to carry out their respective obligations under this Agreement, without the approval or consent of any other person or entity; (b) the entering into of this Agreement, the transfer of rights and the carrying out of their respective obligations under tills Agreement
is not prohibited, restricted or otherwise limited by any contract, agreement or understanding entered into by any of them or Misonix's directors, officers, employees or consultants, or by which any of such persons or entities is bound, with any other person or entity, including, without limitation, any federal, state or local governmental body, agency or authority;
(c) there is no contract, agreement or understanding entered into by them or Misonix's directors, officers, employees or consultants, or by which any of such persons or entities is bound, which if enforced, terminated or modified, would be in derogation of, contrary to, or adversely affect the rights acquired or to be acquired hereunder by USSC; and (d) there is no action, suit, proceeding or investigation pending or currently threatened against any of them which, if adversely determined, would restrict or limit the right of any of them to enter into this Agreement, transfer the rights or carry out their respective obligations under this Agreement.

         13.2 Misonix hereby further represents, warrants and covenants that (a) it has not granted, assigned, sold or otherwise transferred, and it is not obligated to grant, assign, sell or otherwise transfer, and they shall not, except to the extent and in the manner expressly permitted by this Agreement, grant, assign, sell or otherwise transfer during the term of this Agreement any right, title, interest, license, or option, in, to, and under any Patents and Trademarks, Products, Know-How to any other person or entity including, without limitation, any federal, state or local governmental body, agency or authority;
(b) no other person or entity has, or during the term of this Agreement shall have, the right to acquire, except to the extent and in the manner expressly permitted by this Agreement, any right, title, interest, license or option in, to or under any Patents and Trademarks, Products, Know-How; (c) it has not filed any patent application or trademark application or been issued or assigned any patent or registered trademark on or prior to the date of this Agreement for any instrument, device or system similar to a Product, other than the Patents and Trademarks; and (d) to the best of their knowledge, without special review for this purpose, USSC's manufacture, use or sale of a Product substantially as described in the Patents and Trademarks which exist as of the date of the Development and Option Agreement dated as of August 27, 1996 by and between Misonix and USSC, would not infringe the patent rights or trademark rights of any third person or entity.

         13.3 All representations, warranties and covenants made by the parties shall be considered to have been relied upon by the other parties hereto regardless of any discussion, review or investigation made by, or on behalf of, the other parties, and shall survive termination of this Agreement.

         13.4 The provisions of this Article 12 shall survive termination of this Agreement.


         ARTICLE 14 - TERM AND TERMINATION

         14.1 The term of this Agreement shall commence upon the date hereof and shall terminate upon last of the following:

         (a) With respect to all of the provisions of this Agreement (i) insofar as the same relate to Products which embody at least one valid claim included in a patent within the Patents and Trademarks, the last day upon which all such valid claims covering an invention embodied in such Product expire, or (ii) twenty (20) years, whichever is later;

         (b) Upon the written agreement of USSC and Misonix; and

         (c) Notwithstanding any other provision of this Agreement, USSC at all times shall have the right for any or no reason to terminate this Agreement upon ten (10) days prior written notice to Misonix. In the event USSC effects termination in accordance with this Section 14.1(c), there shall not be due to the Principals any termination penalty or similar payment but, in such event, the parties shall have the rights and obligations set forth in Section 4.4(b) above.

         ARTICLE 15-RIGHTS AFTER TERMINATION

         15.1 All rights and obligations of the parties which accrue on or before the effective termination date shall be fully enforceable by either party after termination.

         15.2 If this Agreement terminates and, as a result thereof, USSC is required to cease making,.Products at the end of the term of this Agreement or after the Unilateral Termination Period, as the case may be, USSC may, nonetheless, for a period not to exceed six (6) months after such termination, and subject to the periodic royalty provisions set forth herein, dispose of inventory of Products, complete and dispose of any Products in the process of manufacture, and utilize materials then on order.

         15.3 All Know-How, inventions, developments and improvements, whether patentable or not, are and, after termination of this Agreement, shall (i) remain the property of Misonix insofar as the same were conceived, made and developed solely by Misonix prior to, or in performance of, this Agreement; and
(ii) the property of USSC insofar as the same were conceived, made and developed solely by USSC prior to, or in performance of, this Agreement or jointly by Misonix and USSC ("Joint Results") in the performance of this Agreement. USSC shall retain exclusive ownership of all Know-How, inventions, developments and improvements which were its property as of or prior to the date of this Agreement or which were conceived, made and developed during the term of the

Agreement solely by USSC, whether or not the same is necessary to reduce to practice any Joint Results.

         15.4 Following termination of this Agreement, USSC shall assign to Misonix, to the extent permissible by law, all filings with the FDA concerning Products on which a royalty would be payable hereunder.

         15.5 The provisions of this Article 15 shall survive termination of this Agreement.

         ARTICLE 16 - WAIVER

         16.1 No waiver by any party, express or implied, or any breach of any term, condition, or obligation of this Agreement by any party shall be construed as a waiver of any subsequent breach of any term, condition, or obligation of this Agreement, whether of the same or different nature.


         ARTICLE 17 - NOTICES

         17.1 Any notice required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered by messenger or air courier, and all payments shall be delivered, to the party to whom such notice or payment is required or permitted to be given at its address set forth as follows: if given to Misonix, to: Misonix Incorporated, 1838 New Highway, Farmingdale, New York 11735; or, if given to USSC, to: Attn.:
Thomas R. Bremer, Vice President and General Counsel, United States Surgical Corporation, 150 Glover Avenue, Norwalk, CT 06856. Any such notice shall be considered given when delivered, as indicated by signed receipt or other written delivery record. A party may change that address to which notice to it is to be given by notice as provided herein.

         ARTICLE 18 - ASSIGNMENT

         18.1 Neither this Agreement nor the performance of any part hereof may be assigned or transferred by any one or more of Misonix and any one or more of the Principals, on the one hand, and USSC, on the other hand, without the prior written consent of the other party in its sole and absolute discretion, except that (a) USSC may assign this Agreement and the performance of any part hereof without such consent to an Affiliate of USSC, and (b) USSC may enter into one or more sublicenses with any third persons or entities on terms and conditions as USSC shall determine in its sole and absolute discretion provided, however, that any such sublicense is not inconsistent with the terms of this Agreement.

         ARTICLE 19 - CONSTRUCTION

         19.1 This Agreement shall be construed and enforced in accordance with the Laws of the State of New York and any action, suit or proceeding brought under this Agreement shall be brought only in, and the parties hereby consent to the jurisdiction of, the federal and state courts located in the State of New York.

         19.2 The provisions of this Article 19 shall survive termination of this Agreement.

         ARTICLE 20 - ENTIRE UNDERSTANDING/AMENDMENT

         20.1 This Agreement and the attached schedules constitute the entire understanding and agreement between the parties, and supersedes all previous agreements (whether written or oral) concerning the subject matter hereof. This Agreement shall not be modified, amended, or supplemented except by a written document executed by both parties.

         ARTICLE 21 - HEADINGS

         21.1 The headings in this document are for information purposes only and are not meant to have any legal effect in interpreting this document.

         ARTICLE 22 - SEVERABILITY; FURTHER ASSURANCES

         22.1 The invalidity or unenforceability of any Articles, Section or provision of this document shall not affect the validity or enforceability of any one or more of the other Article 5, Sections or provisions.

         22.2 The parties hereto will execute any further instruments or perform any acts which are or may be necessary to effectuate each of the terms and provisions of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

MISONIX INCORPORATED

By: s/Joseph Librizzi
    -----------------
    Name: Joseph Librizzi
    Title: President & CEO

UNITED STATES SURGICAL CORPORATION

By: s/Eitan Nahum
    -------------
    Name: Eitan Nahum
    Title: V.P Strategic Planning &
           Business Development

                                                                     SCHEDULE 1

                                Patent/Trademark

Title       Country     No.              Status          Date
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